UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): February 23, 2009

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	Appointment of Certain Officers

On February 23, 2009, the Board of Directors of HearUSA, Inc. (the “Company”) approved the promotion of Gino Chouinard to president and chief operating officer of the Company. Francisco (Frank) Puñal was promoted to senior vice president and chief financial officer of the Company.

Mr. Chouinard, 40, has most recently served as president and chief financial officer of the Company since August 2008. Prior to that, Mr. Chouinard served as the Company’s executive vice president and chief financial officer. Mr. Chouinard joined the Company in July 2002 with the Company’s acquisition of Helix Hearing Care of America Corp. Mr. Chouinard served as Helix’s chief financial officer from November 1999 until its acquisition by the Company. Mr. Chouinard is a chartered accountant who previously worked for Ernst & Young LLP as manager from 1996 until 1999 and as senior accountant from 1994 until 1996.

In connection with his appointment, Mr. Chouinard’s annual base salary under his existing employment agreement was increased to $350,000.

Mr. Puñal, 50, has been the Company’s senior vice president and chief accounting officer since April 2008. Prior to that, Mr. Puñal served as the chief financial officer of International Bedding Group, Inc., a privately held company based in Pompano Beach, Florida, from June 2007 to April 2008. Before that position, Mr. Puñal served for over six years as vice president and controller of Jacuzzi Brands Inc., a NYSE-listed company. Earlier in his career, Mr. Puñal was a senior audit manager for Ernst & Young LLP.

In connection with his appointment, Mr. Puñal’s annual base salary was increased to $250,000. In addition, he received options under the Company’s 2007 Equity Incentive Compensation Plan to purchase up to 20,000 shares of the Company’s common stock at $0.53 per share, which was the market price of the stock on the date of grant. The options vest ratably over four years.

The Company issued a press release announcing the appointments on February 25, 2009, a copy of which is furnished with this Form 8-K as Exhibit 99.1.

(e)	Compensatory Arrangements of Certain Officers

On February 23, 2009, the Compensation Committee of the Board of Directors approved the Company’s 2009 bonus plan for division managers, vice presidents, senior vice presidents and executives. Under the plan, bonuses will be earned upon the Company’s achievement of a 2009 adjusted net income target that has been set by the Committee. If the target is achieved, the bonus pool to be allocated among all the plan participants will be $500,000. If the target is exceeded, the total bonus pool will increase by 15% of the excess, up to a maximum pool of approximately $1.3 million. Of the total bonus pool, 50% will be allocated to participants automatically upon achievement of the adjusted net income target, and the remaining 50% will be allocated based upon individual performance at the discretion of the Compensation Committee in the case of the CEO and at the discretion of the CEO with respect to all other participants.

The following sets for the minimum and maximum potential bonus for certain executive officers under the 2009 bonus plan:

Name	ANI Target Not Met	ANI and Individual Performance Targets Met
		Minimum	Maximum
Stephen Hansbrough, Chairman and Chief Executive Officer	$0	$69,225	$192,500
Gino Chouinard, President and Chief Operating Officer	$0	$62,932	$175,000
Frank Puñal, Senior Vice President and Chief Financial Officer	$0	$44,951	$125,000

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits

99.1	Press Release of HearUSA, Inc. dated February 25, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc.
(Registrant)

Date: February 27, 2009	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: Chairman & Chief Executive Officer